CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of The Royce Fund

We consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement of The Royce Fund on Form N-1A (File No. 2-80348) under the Securities Act of 1933 and Amendment No. 48 under the Investment Company Act of 1940 (File No. 811-3599). We further consent to the use of our opinion dated February 10, 1998 relating to the audited financial statements of The Royce Fund for the year ended December 31, 1997, which have been incorporated by reference.


                              /s/ Coopers & Lybrand L.L.P.

                              COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 24, 1998